Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

424B7

(Form Type)

Sun Communities, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share(1)	Rule 457(c)	145,455(2)	$172.22(3)	$25,050,260(3)	0.0000927	$2,323(4)
	Total Offering Amounts				—	$25,050,2603)	—	—
	Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$2,323 (4)

(1)	Consists of 145,455 shares of common stock of Sun Communities, Inc., issuable upon the exchange of Series J preferred OP units issued by Sun Communities Operating Limited Partnership.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of Sun Communities, Inc.’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of Sun Communities, Inc.’s outstanding shares of common stock.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of Sun Communities, Inc.’s common stock as reported on the New York Stock Exchange on March 15, 2022.

(4)

Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-255020) paid herewith.